EXHIBIT 99.1

healthcare solutions for a new generation SM

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The Quantum Group Announces Filings of Additional Provisional Patents

A total of 18 provisional patents bring the PWeR™ system to the forefront of the healthcare industry

WELLINGTON, Fla. (September 22, 2008) - The Quantum Group, Inc. (AMEX:QGP) (www.QuantumMD.com), a Wellington, Florida based healthcare organization, announced that it has increased the Company portfolio of provisional patents with five additional filings all related to PWeR™, (Personal Wellness electronic Record). PWeR is a web-based healthcare information system designed to fill a gap in the healthcare industry’s ability to communicate, share information, and make more informed treatment decisions. As a patient-centric Enterprise Resource Planning (ERP) system, PWeR integrates data and processes of an organization into one single system.

The five new provisional patents enhance the capabilities of PWeR by allowing it to recreate past episodic health events and portray probable future outcomes of lifestyle management in a statistically valid way. Further, these provisional patents enhance the patient-centric focus of the system by visually demonstrating for the patient the impact that lifestyle choices have on future wellness. Additionally, the technology behind these new provisional patents provides for more immediate access for medical response personnel to view vital patient information in an emergency situation.

 Pete Martinez, Senior Vice President, Chief Technology & Innovations Officer of The Quantum Group announced, “The electronic record will be the nucleus for transformation of healthcare industry. The Quantum Group is focused on enhancing the management of clinical claims and financial information to provide new levels of efficiency, quality and cost reductions. Our innovative PWeR system also provides a new level of understanding about the workings of the human body and the services that support it.”

The U.S. Government has adopted legislation regarding healthcare providers to implement electronic records by the year 2014. Martinez went on to say, “Adoption of electronic records should not only be done because of a government mandate. We have seen the impressive cost reductions, improvements in quality and effectiveness in all other industries that have undergone the transformation from paper-based processes to electronic ones. Through these provisional patents we are facilitating and challenging the adoption of technology to propel healthcare into the 21st century.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives. Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients. The Company does not undertake any obligation to publicly update any forward-looking statements. There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio: 561.798.9800

damodio@quantummd.com